Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Capitalized terms used but not defined in this Exhibit 99.3 shall have the meanings ascribed to them in the Current Report on Form 8-K to which this Exhibit 99.3 is attached (the “Form 8-K”) or, if not defined in the Form 8-K, the final prospectus and definitive proxy statement filed by Bolt Projects Holdings, Inc.. (formerly known as Golden Arrow Merger Corp.) prior to the consummation of the Business Combination (the “proxy statement/prospectus”).

The following discussion and analysis provides information that Bolt Threads’ management believes is relevant to an assessment and understanding of Bolt Threads’ consolidated results of operations and financial condition. The discussion should be read together with the historical audited annual consolidated financial statements as of and for the years ended December 31, 2023, and 2022 and the related respective notes thereto, in the Proxy Statement/Prospectus, and unaudited interim condensed consolidated financial statements as of June 30, 2024 and for the six month periods ended June 30, 2024 and 2023, and the related respective notes thereto, included as Exhibit 99.1 to the Form 8-K. The discussion and analysis should also be read together with the unaudited pro forma financial information for the year ended December 31, 2023 and the six months ended June 30, 2024. See “Unaudited Pro Forma Condensed Combined Financial Information” included as Exhibit 99.2 to the Form 8-K. This discussion may contain forward-looking statements based upon Bolt Threads’ current expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed under “Risk Factors” in the Proxy Statement/Prospectus and “Cautionary Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, all references in this section to “we,” “our,” “us” or “Bolt Threads” refer to the business of Bolt Threads, Inc., a Delaware corporation, and its subsidiaries prior to the consummation of the Business Combination, which will be the business of the Post-Combination Company and its subsidiaries following the consummation of the Business Combination.

Overview

We are primarily a producer of b-silk powder, which is a biodegradable protein polymer and replacement for silicone elastomer in beauty and personal care. We began commercializing b-silk in direct-to-consumer products in 2019 and in business-to-business products in 2020. We are headquartered in California.

Recent Developments

Business Combination

On October 4, 2023, Bolt Threads entered into the Business Combination Agreement with GAMC and Merger Sub pursuant to which, among other things, Merger Sub merged with and into Bolt Threads on August 13, 2024, with Bolt Threads surviving the merger and becoming a wholly-owned direct subsidiary of GAMC. Thereafter, Merger Sub ceased to exist and GAMC was renamed “Bolt Projects Holdings, Inc.”

The Business Combination is anticipated to be accounted for as a reverse recapitalization. Under this method of accounting, GAMC will be treated as the acquired company for financial statement reporting purposes. Bolt Threads will be deemed the accounting predecessor, and the Post-Combination Company will be the successor SEC registrant, which means that Bolt Threads consolidated financial statements for previous periods will be disclosed in the Post-Combination Company’s future periodic reports filed with the SEC.

Related Financings

In connection with the signing of the Business Combination Agreement, Bolt Threads and the PIPE Subscribers entered into the Note Purchase Agreement, pursuant to which Bolt Threads issued an aggregate of $29.6 million in Convertible Notes to the PIPE Subscribers , the proceeds of which Bolt Threads used or intends to use for working capital purposes. The Convertible Notes issued under the Note Purchase Agreement bore interest at a rate of 8% per annum from the date of issuance until the date of repayment, paid in kind on a quarterly basis. The Convertible Notes converted automatically into shares of Bolt Threads Common Stock immediately prior to the consummation of the Business Combination Agreement and in turn were converted into the right to receive shares of GAMC common stock as a result of the Business Combination, as part of the aggregate consideration of $250.0 million paid to Bolt Threads’ security holders under the Business Combination Agreement.

GAMC and the PIPE Subscribers also entered into subscription agreements pursuant to which the PIPE Subscribers originally committed to purchase in the PIPE Transaction up to 2,787,457 shares of GAMC Class A common stock at a purchase price of $10.00 per share. In February 2024 and June 2024, respectively, the Subscription Agreements were amended to reduce the commitments of the PIPE Subscribers to the extent such PIPE Subscribers purchased additional Convertible Notes from Bolt Threads. The sale of additional Convertible Notes from Bolt Threads at such times, rather than the sale of PIPE Shares at the Closing, was intended to ensure Bolt Threads had adequate working capital to support its operations during the pendency of the Business Combination. At the Closing, the PIPE Subscribers purchased 464,801 PIPE Shares at a purchase price of $10.00 per share.

Public Company Costs

Upon closing of the Business Combination, the Post-Combination Company began trading on NASDAQ under the ticker symbol “BSLK.” As a majority of Bolt Threads’ current management team and business operations will comprise the Post-Combination Company’s management and operations, the Post-Combination Company will need to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect the Post-Combination Company will incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Modification of Ginkgo Debt

On December 29, 2023, we entered into an amendment (the “Ginkgo Note Purchase Agreement Amendment No. 1”) to our note purchase agreement, dated October 14, 2022 (the “Ginkgo Note Purchase Agreement”) with Ginkgo Bioworks, Inc. (“Ginkgo”) to modify our outstanding senior secured notes (the “Senior Secured Notes”) held by Ginkgo. Under the terms of the modification, $10.0 million of outstanding principal was exchanged for a convertible note with the same terms as the convertible notes issued pursuant to the Note Purchase Agreement entered into by the PIPE Subscribers. The remaining $20.0 million of outstanding principal was exchanged for Senior Secured Notes of $11.8 million, a nonexclusive right to license certain of our intellectual property, and a reduction of our prepaid balance relating to the 2022 Technical Development Agreement by $5.4 million. The interest rate of the remaining Senior Secured Notes was amended, from the existing rate of treasury rate plus 6.00% per annum, to 12.00% per annum, and the maturity date of the remaining Senior Secured Notes was extended, from the existing maturity date of October 14, 2024, to December 31, 2027. We evaluated the Ginkgo NPA Amendment and determined that it was required to be accounted for as a troubled debt restructuring in accordance with ASC 470-60, Debt — Troubled Debt Restructurings by Debtors. As a result of the IP Transfer, we recognized a gain of $2.5 million in other income (expense), net on the consolidated statement of operations and comprehensive loss during the year ended December 31, 2023. We recorded the Amended Senior Note at its net carrying value, which was calculated by taking the carrying value of the Senior Secured Notes immediately prior to the 2023 Ginkgo Amendment and reducing it by the fair value of assets transferred. The future undiscounted cash payments related to principal and interest exceed the carrying value of the Amended Senior Note upon issuance. Therefore we did not record a gain on the restructuring of the Senior Secured Notes, and fees paid to third parties were expensed as incurred. We calculate and record interest expense on the Amended Senior Note using the effective interest method.

In April 2024, we entered into a second amendment to the Ginkgo Note Purchase Agreement (the “Ginkgo Note Purchase Agreement Amendment No. 2”). Pursuant to the second amendment, the interest from the Ginkgo NPA Amendment effective date until the occurrence of the SPAC transaction was paid in kind by capitalizing and adding such accrued interest to the principal of the Amended Senior Notes at our option. In addition, upon the occurrence of the SPAC transaction, we paid an aggregate principal amount of the Amended Senior Notes equal to $0.5 million.

Impact of Macroeconomic Trends

Unfavorable conditions in the economy in the United States and abroad may negatively affect the growth of our business and our results of operations. For example, macroeconomic events, including rising inflation, the U.S. Federal Reserve raising interest rates, and recent and potential future disruptions in access to bank deposits and lending commitments due to bank failures, have led to economic uncertainty and volatility globally. The effect of macroeconomic conditions may not be fully reflected in our results of operations until future periods. Moreover, negative macroeconomic conditions could adversely impact our ability to obtain financing in the future on terms acceptable to us, or at all. In addition, the geopolitical instability and related sanctions could continue to have significant ramifications on global financial markets, including volatility in the U.S. and global financial markets. While the macroeconomic trends discussed above are not currently having a material adverse impact on our business or results of operations, if economic uncertainty increases or the global economy worsens, our business, financial condition and results of operations may be harmed.

Key Factors Affecting Our Results and Performance

We believe that our future performance and success depends on, to a substantial extent, our ability to capitalize on the following opportunities, which in turn is subject to significant risks and challenges, including those discussed below and in the section of the Proxy Statement/Prospectus titled “Risk Factors.”

Product Dependency

To date, substantially all of our revenue has been derived, and we expect substantially all of our revenue in the foreseeable future to continue to be derived, from sales of b-silk. Customer awareness of, and experience with, b-silk has been and is currently limited. As a result, b-silk has limited product and brand recognition within the beauty and personal care market as a substitute for silicone elastomers. We do not have a long history operating as a commercial company, and the novelty of b-silk, together with our limited commercialization experience, makes it difficult to evaluate our current business and predict our future prospects with precision. Furthermore, our ability to increase revenues by identifying additional commercial opportunities and our ability to obtain new customers depends on a number of factors, including our ability to offer higher quality products at competitive prices, the strength of our competitors, and the capabilities of our sales and marketing departments. If we are not able to continue to increase sales of our products to existing customers or to obtain new customers in the future, we may not be able to increase our revenues.

In early 2023, we made a decision to discontinue the commercial development of Mylo, a leather alternative made from mycelium, the root structure of mushrooms, to focus exclusively on the commercialization of b-silk.

Manufacturing b-silk

Currently, we rely on a single manufacturing partner, Laurus Bio, to produce b-silk. Adverse changes or developments affecting our relationship with Laurus Bio could impair our ability to produce b-silk. To the extent that we are dependent on any manufacturing partner, we are subject to the risks faced by that partner to the extent that such risks impede the partner’s ability to stay in business and produce b-silk in a timely manner to us.

Research and Development

Our future plans include investments in research and development and related product opportunities. We believe that we must continue to dedicate resources to research and development efforts to maintain a competitive position. However, if we do not receive significant revenue from these investments, if the investments don’t yield expected benefits or if we don’t have the needed funding to invest in the technology, our results of operations could be adversely impacted.

Components of Results of Operations

Revenue

We derive revenue principally from the sale of our b-silk biometric product (b-silk powder). We recognize revenue when the b-silk powder is shipped to customers, since at that time control is transferred to customers, in an amount that reflects the consideration we expect to be entitled to in exchange for the material.

Cost of revenue and gross profit (loss)

Cost of revenue consists of all the costs to manufacture, warehouse, and ship b-silk powder. These costs include contract manufacturers and inbound freight, internal and external quality assessments of work-in-process and finished goods inventory, warehousing, and packing and shipping supplies, and inventory impairment.

Our gross profit (loss) is equal to total revenue less total cost of revenue.

Operating expenses

Research and development

Our research and development expenses primarily consist of personnel-related costs, including salaries, employee benefits, stock-based compensation, both external research and development costs and external product and operations costs incurred under agreements with contract research and other professional services organizations, lab supplies, software and maintenance, and allocated depreciation of property and equipment and lease expenses for both pilot plant and factory facilities.

Sales and marketing

Our sales and marketing expenses primarily consist of personnel-related costs, including salaries, employee benefits, and stock-based compensation, marketing expenses, advertising expenses, and allocated lease expenses for facilities. We expect the Post-Combination Company will incur additional sales and marketing expenses as we expect to increase our focus on b-silk by hiring additional sales and marketing personnel and expanding operations to increase sales of b-silk.

General and administrative

Our general and administrative expenses primarily consist of personnel-related costs, including salaries, employee benefits, and stock-based compensation, professional services fees, software, and allocated depreciation of property and equipment and lease expenses for facilities. We expect the Post-Combination Company will incur additional annual general and administrative expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees. In addition, we expect the Post-Combination Company will incur additional general and administrative expenses as we will need to hire personnel due to the reduction in workforce during 2023, to scale and expand operations to support the planned increased sales of b-silk.

Other income (expense)

Impairment expense

Impairment expense relates to impairment charges recognized on our long-lived assets, consisting of property, equipment, and right-of-use assets, when it is determined that the fair value of the assets is less than their carrying value.

Loss on lease termination

Loss on lease termination relates to charges recognized on the termination of our Berkeley facility lease. Refer to Note 12 in our audited annual consolidated financial statements for the years ended December 31, 2023 and 2022 in the Proxy Statement/Prospectus for additional information.

Loss on supply agreement termination

Loss on supply agreement termination relates to charges recognized on the termination of our current agreement with one of our suppliers. Refer to Note 13 in our audited annual consolidated financial statements for the years ended December 31, 2023 and 2022 in the Proxy Statement/Prospectus for additional information.

Interest expense

Interest expense is associated with our outstanding debt, including amortization of debt discounts and issuance costs.

Loss on extinguishment of convertible notes

Loss on extinguishment of convertible notes is related to the Second Amendment to the Note Purchase Agreement, which we entered into during June 2024. Due to the substantial change to the conversion feature, we accounted for this amendment as a debt extinguishment. Refer to Note 7 in our unaudited interim condensed consolidated financial statements for the six months ended June 30, 2024 and 2023 included elsewhere in this filing for more information.

Remeasurement of preferred stock warrant liability

Certain financial instruments issued by us prior to the Business Combination are recognized as liabilities and carried at fair value on our balance sheet. Changes in the fair value of those instruments are captured in our results of operations. The warrant liability fair value adjustment consists of unrealized gains and losses as a result of marking our liability classified warrants to fair value at the end of each reporting period. We will continue to recognize changes in the fair value of such warrants until each respective warrant is exercised, expired, or qualifies for equity classification. For additional information on securities carried at fair value and fair value measurement please refer to Note 4 in our audited annual consolidated financial statements for the years ended December 31, 2023 and 2022 in the Proxy Statement/Prospectus and unaudited interim condensed consolidated financial statements for the six months ended June 30, 2024 and 2023 included elsewhere in this filing.

Remeasurement of share-based termination liability

Certain share-based financial instruments issued by us as part of our lease and supply agreement terminations are recognized as liabilities and carried at fair value on our consolidated balance sheet. Changes in the fair value of those instruments are captured in our consolidated results of operations. The share-based termination liability fair value adjustment consists of unrealized gains and losses as a result of marking our liability classified share-based instruments to fair value at the end of each reporting period. We will continue to recognize changes in the fair value of such share-based instruments until the shares are issued upon the closing of the Business Combination. For additional information on securities carried at fair value and fair value measurement please refer to Note 4 in our audited annual consolidated financial statements for the years ended December 31, 2023 and 2022 in the Proxy Statement/Prospectus and unaudited interim condensed consolidated financial statements for the six months ended June 30, 2024 and 2023 included elsewhere in this filing.

Remeasurement of convertible notes and related party convertible notes

Concurrently with our entry into the Business Combination Agreement, each of the PIPE Subscribers entered into a Note Purchase Agreement in which we issued each PIPE Subscriber a convertible promissory note. The convertible promissory notes are recognized as liabilities and carried at fair value on our consolidated balance sheet, due to our election of the Fair Value Option under ASC 825 — Financial Instruments. Changes in the fair value of the convertible promissory notes are captured in our consolidated results of operations. The convertible promissory notes fair value adjustment consists of unrealized gains and losses as a result of marking our notes to fair value at the end of each reporting period. We will continue to recognize changes in the fair value of such convertible promissory notes until each respective note is converted, prepaid, or matured. For additional information on securities carried at fair value and fair value measurement please refer to Note 4 and Note 7 in our audited annual consolidated financial statements for the years ended December 31, 2023 and 2022 in the Proxy Statement/Prospectus and unaudited interim condensed consolidated financial statements for the six months ended June 30, 2024 and 2023 included elsewhere in this filing.

Other income (expense), net

Other income (expense), net consists primarily of realized and unrealized gain and losses on foreign currency transactions, realized gain and losses on the sale of assets, interest income, and sublease income.

Income tax expense (benefit)

Income tax expense (benefit) primarily consists of income taxes in certain foreign and state jurisdictions in which we conduct business. Refer to Note 11 in our audited annual consolidated financial statements for the years ended December 31, 2023 and 2022 in the Proxy Statement/Prospectus and unaudited interim condensed consolidated financial statements for the six months ended June 30, 2024 and 2023 included elsewhere in this filing for additional information.

Results of Operations for the Six Months Ended June 30, 2024 and 2023

The results of operations presented below should be reviewed in conjunction with the unaudited interim condensed consolidated financial statements and notes thereto included in Exhibit 99.1 to the Form 8-K. The following table sets forth our results of operations data for the periods presented:

	Six Months Ended June 30,		Dollar	Percentage
	2024	2023	Change	Change
	(in thousands)
Revenue	$75	$743	$(668)	(90)%
Cost of revenue	150	2,444	(2,294)	(94)%
Gross loss	(75)	(1,701)	1,626	(96)%
Operating expenses:
Research and development	2,503	4,425	(1,922)	(43)%
Sales and marketing	123	206	(83)	(40)%
General and administrative	12,179	13,223	(1,044)	(8)%
Restructuring costs	—	3,684	(3,684)	(100)%
Total operating expenses	14,805	21,538	(6,733)	(31)%
Loss from operations	(14,880)	(23,239)	8,359	(36)%

Other income (expense)
Property and equipment impairment	—	(19,283)	19,283	(100)%
Lease impairment	—	(2,272)	2,272	(100)%
Interest expense	(644)	(1,724)	1,080	(63)%
Loss on extinguishment of convertible notes	(26,359)	—	(26,359)	100%
Remeasurement of preferred stock warrant liability	97	—	97	100%
Remeasurement of share-based termination liability	(1,312)	—	(1,312)	100%
Remeasurement of convertible notes	(17,087)	—	(17,087)	100%
Remeasurement of related party convertible notes	(5,548)	—	(5,548)	100%
Other income (expense), net	207	2,020	(1,813)	(90)%
Total other income (expense), net	(50,646)	(21,259)	(29,387)	138%
Loss before income taxes	(65,526)	(44,498)	(21,028)	47%
Income tax expense (benefit)	—	—	—	0%
Net loss	$(65,526)	$(44,498)	$(21,028)	47%

Comparison of the Six months ended June 30, 2024 and 2023

Revenue

Revenue decreased by $0.7 million, or 90%, for the six months ended June 30, 2024 compared to the six months ended June 30, 2023, which was primarily attributable to decreased sales of b-silk to our primary customer base. We have an agreement with one customer that contains minimum purchase requirements of $1 million and $1.5 million during the years ended December 31, 2023 and 2024, respectively. Prior to 2023, our primary customer base was evaluating and testing b-silk which led to smaller scale purchases and lower revenue. After completing their evaluations, beginning in the first quarter of 2023, our primary customer base made several large-scale purchases that led to a significant increase in revenue and meeting the minimum purchase requirement for 2023. Due to the large-scale purchases made during the latter half of 2023, we expect the level of purchases from our primary customer base to vary from quarter to quarter, but to meet the minimum purchase requirement in 2024.

Cost of revenue and gross profit (loss)

Cost of revenue decreased by $2.3 million, or 94%, for the six months ended June 30, 2024 compared to the six months ended June 30, 2024, which was primarily attributable to the decrease of manufacturing costs relative to the decreased sales of our b-silk product.

Gross loss decreased by $1.6 million, or 96%, for the six months ended June 30, 2024 compared to the six months ended June 30, 2023, which was primarily attributable to decreased cost of revenue, partially offset by decreased revenue.

Operating expenses

Research and development

Research and development expenses were $2.5 million and $4.4 million for the six months ended June 30, 2024 and 2023, respectively. The expenses during the first six months of 2024 was related to the continued development of b-silk, while the expenses during the first six months of 2023 was related to the development of Mylo and b-silk. During the six months ended June 30, 2023, we focused on the development of a pilot production line in various locations, to assist in the eventual production of both Mylo and b-silk, while continuing to support development of Mylo and b-silk in third-party factory facilities. The decrease during the six months ended June 30, 2024, was related to the discontinuation of the production of Mylo in 2023, that led to the reduced focus on research and development for both Mylo and b-silk, which included a decrease in personnel headcount, and the shift in focus from in-house process development to supporting and assisting manufacturing partners with production-related processes. Spending on b-silk on a standalone basis increased year-over-year and focused on continued refinement of the manufacturing process, support for manufacturing b-silk at additional facilities and modification of the strain to achieve a variety of strategic objectives for customers.

Sales and marketing

Sales and marketing expenses decreased by $0.1 million, or 40%, for the six months ended June 30, 2024 compared to the six months ended June 30, 2023, which was primarily attributable to temporarily suspending our sales and marketing efforts until we could raise additional capital.

General and administrative

General and administrative expenses decreased by $1.0 million, or 8%, for the six months ended June 30, 2024 compared to the six months ended June 30, 2023, which was primarily attributable to decreased general and administrative spend as we reduced our general and administrative costs until we could raise additional capital, partially offset by debt issuance costs of $4.4 million.

Restructuring costs

Restructuring costs decreased by $3.7 million, or 100%, for the six months ended June 30, 2024 compared to the six months ended June 30, 2023, which was attributable to employee costs incurred related to our reduction in workforce during the first six months of 2023.

Property and equipment impairment

Property and equipment impairment decreased by $19.3 million, or 100%, for the six months ended June 30, 2024 compared to the six months ended June 30, 2023, which is entirely a result of the impairment of property and equipment that was used previously in the manufacture of a product that we de-emphasized in order to adjust our strategic focus towards b-silk in early 2023.

Lease impairment

Lease impairment decreased by $2.3 million, or 100%, for the six months ended June 30, 2024 compared to the six months ended June 30, 2023, which was entirely attributable to the ROU Assets related our leases in the Netherlands becoming impaired due to Mylo production being shut down in 2023.

Interest expense

Interest expense decreased by $1.1 million, or 63%, for the six months ended June 30, 2024 compared to the six months ended June 30, 2023, which was primarily attributable to an $18.2 million decrease in the principal balance of our Gingko debt as part of the Ginkgo Note Purchase Agreement Amendment No. 1 in December 2023.

Loss on extinguishment of convertible notes

Loss on extinguishment of convertible notes increased by $26.4 million, or 100%, for the six months ended June 30, 2024 compared to the six months ended June 30, 2023. The loss is a direct result of the Second Amendment to the Note Purchase Agreement in June 2024, which was accounted for as a debt extinguishment because of a substantial change to the conversion feature. Refer to Note 7 in our unaudited interim condensed consolidated financial statements for the six months ended June 30, 2024 and 2023 included elsewhere in this filing for more information.

Remeasurement of preferred stock warrant liability

Remeasurement of preferred stock warrant liability increased by $0.1 million, or 100%, for the for the six months ended June 30, 2024 compared to the six months ended June 30, 2023. The change in the preferred stock warrant liability is a direct result of the assumptions used in the option pricing model used to calculate the fair value as of each balance sheet date, including the expected timing of a liquidity event, our estimated equity value at such time, and estimated volatility. Refer to Note 4 in our unaudited interim condensed consolidated financial statements for the six months ended June 30, 2024 and 2023 included elsewhere in this filing for more information.

Remeasurement of share-based termination liability

Remeasurement of share-based termination liability increased by $1.3 million, or 100%, for the six months ended June 30, 2024 compared to the six months ended June 30, 2023. The share-based termination liability is related to transactions that took place during the third quarter of 2023. Further, the change in share-based termination liability is a direct result of the assumptions used in the model to calculate the fair value as of the balance sheet date. Refer to Note 4 in our unaudited interim condensed consolidated financial statements for the six months ended June 30, 2024 and 2023 included elsewhere in this filing for more information.

Remeasurement of convertible notes

The convertible notes are related to transactions that took place during the fourth quarter 2023 and the first and second quarters of 2024, which resulted in the remeasurement of convertible notes of $17.1 million for the six months ended June 30, 2024. Further, the remeasurement in the convertible notes is a direct result of the assumptions used in the model used to calculate the fair value as of the balance sheet date. Refer to Note 4 in our unaudited interim condensed consolidated financial statements for the six months ended June 30, 2024 and 2023 included elsewhere in this filing for more information.

Remeasurement of related party convertible notes

The related party convertible notes are related to transactions that took place during the fourth quarter 2023 and the first and second quarters of 2024, which resulted in the remeasurement of the related party convertible notes of $5.5 million for the six months ended June 30, 2024. Further, the remeasurement in the related party convertible notes is a direct result of the assumptions used in the model used to calculate the fair value as of the balance sheet date. Refer to Note 4 in our unaudited interim condensed consolidated financial statements for the six months ended June 30, 2024 and 2023 included elsewhere in this filing for more information.

Other income (expense), net

Other income (expense), net decreased by $1.8 million, or 90%, for the six months ended June 30, 2024 compared to the six months ended June 30, 2023, which was primarily attributable to a Federal Employee retention credit of $1.8 million recorded in 2023.

Results of Operations for the Years Ended December 31, 2023 and 2022

The results of operations presented below should be reviewed in conjunction with the audited annual consolidated financial statements and notes thereto included in the Proxy Statement/Prospectus. The following table sets forth our results of operations data for the periods presented:

	Years Ended December 31,		Dollar	Percentage
	2023	2022	Change	Change
	(in thousands)
Revenue	$3,441	$346	$3,095	895%
Cost of revenue	4,846	734	4,112	560%
Gross loss	(1,405)	(388)	(1,017)	262%
Operating expenses:
Research and development	7,630	15,857	(8,227)	(52)%
Sales and marketing	240	1,699	(1,459)	(86)%
General and administrative	21,385	35,105	(13,720)	(39)%
Restructuring costs	3,973	—	3,973	100%
Total operating expenses	33,228	52,661	(19,433)	(37)%
Loss from operations	(34,633)	(53,049)	18,416	(35)%
Property and equipment impairment	(19,285)	—	(19,285)	100%
Loss on lease termination	(319)	—	(319)	100%
Loss on supply agreement termination	(2,211)	—	(2,211)	100%
Leases impairment	(2,274)	—	(2,274)	100%
Interest expense	(3,503)	(914)	(2,589)	283%
Remeasurement of preferred stock warrant liability	127	1,032	(905)	(88)%
Remeasurement of share-based termination liability	(296)	—	(296)	100%
Remeasurement of convertible notes	(281)	—	(281)	100%
Remeasurement of related party convertible notes	(115)	—	(115)	100%
Other income (expense), net	5,070	1,230	3,840	312%
Total other income (expense), net	(23,087)	1,348	(24,435)	(1,813)%
Loss before income taxes	(57,720)	(51,701)	(6,019)	12%
Income tax expense (benefit)	—	—	—	0%
Net loss	$(57,720)	$(51,701)	$(6,019)	12%

Comparison of the Years Ended December 31, 2023 and 2022

Revenue

Revenue increased by $3.1 million, or 895%, for the year ended December 31, 2023 compared to the year ended December 31, 2022, which was primarily attributable to increased sales of b-silk to our primary customer base. We have an agreement with one customer that contains minimum purchase requirements of $1 million and $1.5 million during the years ended December 31, 2023 and 2024, respectively. Prior to 2023, our primary customer base was evaluating and testing b-silk which led to smaller scale purchases and lower revenue. After completing their evaluations, during the year ended December 31, 2023, our primary customer base made several large-scale purchases that led to a significant increase in revenue and meeting the minimum purchase requirement in 2023. We expect the level of purchases to continue to vary from quarter to quarter as we seek to expand our customer base moving forward.

Cost of revenue and gross profit (loss)

Cost of revenue increased by $4.1 million, or 560%, for the year ended December 31, 2023 compared to the year ended December 31, 2022, which was primarily attributable to the increase of manufacturing costs relative to the increased commercialization of our b-silk product.

Gross loss increased by $1.0 million, or 262%, for the year ended December 31, 2023 compared to the year ended December 31, 2022, which was primarily attributable to increased cost of revenue, partially offset by increased revenue.

Operating expenses

Research and development

Research and development expenses were $7.6 million and $15.9 million for the years ended December 31, 2023 and 2022, respectively. The expenses in both periods were related to the development of Mylo and b-silk. During the year ended December 31, 2022, we continued to focus on the development of a pilot production line in various locations, which we began in 2021, to assist in the eventual production of both Mylo and b-silk, while continuing to support development of Mylo and b-silk in third-party factory facilities. The significant decrease during the year ended December 31, 2023, was related to the discontinuation of the production of Mylo in 2023, which led to the reduced focus on research and development for both Mylo and b-silk, which included a decrease in personnel headcount, and the shift in focus from in-house process development to supporting and assisting manufacturing partners with production-related processes.

Sales and marketing

Sales and marketing expenses decreased by $1.5 million, or 86%, for the year ended December 31, 2023 compared to the year ended December 31, 2022, which was primarily attributable to decreased sales and marketing spend as we adjusted our strategic focus towards b-silk, in addition to temporarily suspending our sales and marketing efforts until we could raise additional capital.

General and administrative

General and administrative expenses decreased by $13.7 million, or 39%, for the year ended December 31, 2023 compared to the year ended December 31, 2022, which was primarily attributable to decreased general and administrative spend as we adjusted our strategic focus towards b-silk, in addition to pausing our general and administrative costs until we could raise additional capital.

Restructuring costs

Restructuring costs increased by $4.0 million, or 100%, for the year ended December 31, 2023 compared to the year ended December 31, 2022, which was attributable to employee costs incurred related to our reduction in workforce during 2023.

Property and equipment impairment

Property and equipment impairment increased by $19.3 million, or 100%, for the year ended December 31, 2023 compared to the year ended December 31, 2022, which is entirely a result of the impairment of property and equipment that was used previously in the manufacture of Mylo that we de-emphasized in order to adjust our strategic focus towards b-silk in early 2023.

Loss on lease termination

Loss on lease termination increased by $0.3 million, or 100%, for the year ended December 31, 2023 compared to the year ended December 31, 2022, which was entirely attributable to the termination of our Berkeley lease.

Loss on supply agreement termination

Loss on lease termination increased by $2.2 million, or 100%, for the year ended December 31, 2023 compared to the year ended December 31, 2022, which was entirely attributable to the termination of one of our supply agreements.

Lease impairment

Lease impairment increased by $2.3 million, or 100%, for the year ended December 31, 2023 compared to the year ended December 31, 2022, which was entirely attributable to the right of use assets related our leases in the Netherlands becoming impaired due to Mylo production being shut down in 2023.

Interest expense

Interest expense increased by $2.6 million, or 283%, for the year ended December 31, 2023 compared to the year ended December 31, 2022, which was primarily attributable to interest related to the Ginkgo Note Purchase Agreement that we entered in to during the fourth quarter of 2022.

Remeasurement of preferred stock warrant liability

Remeasurement of preferred stock warrant liability decreased by $0.9 million, or 88%, for the year ended December 31, 2023 compared to the year ended December 31, 2022. The change in the preferred stock warrant liability is a direct result of the assumptions used in the option pricing model used to calculate the fair value as of each balance sheet date, including the expected timing of a liquidity event, our estimated equity value at such time, and estimated volatility. Refer to Note 4 in our audited annual consolidated financial statements for the years ended December 31, 2023 and 2022 in the Proxy Statement/Prospectus for more information.

Remeasurement of share-based termination liability

Remeasurement of share-based termination liability increased by $0.3 million, or 100%, for the year ended December 31, 2023 compared to the year ended December 31, 2022. The share-based termination liability is related to transactions that took place during 2023. Further, the change in share-based termination liability is a direct result of the assumptions used in the model to calculate the fair value as of the balance sheet date. Refer to Note 4 in our audited annual consolidated financial statements for the years ended December 31, 2023 and 2022 in the Proxy Statement/Prospectus for more information.

Remeasurement of convertible notes

The convertible notes are related to transactions that took place during the fourth quarter 2023, which resulted in the remeasurement of convertible notes of $0.3 million for the year ended December 31, 2023. Further, the remeasurement in the convertible notes is a direct result of the assumptions used in the model used to calculate the fair value as of the balance sheet date. Refer to Note 4 in our audited annual consolidated financial statements for the years ended December 31, 2023 and 2022 in the Proxy Statement/Prospectus for more information.

Remeasurement of related party convertible notes

The related party convertible notes are related to transactions that took place during the fourth quarter 2023, which resulted in the remeasurement of the related party convertible notes of $0.1 million for the year ended December 31, 2023. Further, the remeasurement in the related party convertible notes is a direct result of the assumptions used in the model used to calculate the fair value as of the balance sheet date. Refer to Note 4 in our audited annual consolidated financial statements for the years ended December 31, 2023 and 2022 in the Proxy Statement/Prospectus for more information.

Other income (expense), net

Other income (expense), net increased by $3.8 million, or 312%, for the year ended December 31, 2023 compared to the year ended December 31, 2022, due to a Federal Employee retention credit of $1.8 million, and $0.3 million related to a gain on the sale of property and equipment, partially offset by a payment of $0.3 million related to an exit fee for a lease.

Liquidity and Capital Resources

Capital Requirements

We have incurred losses and negative cash flows from operations since our inception and have historically funded our operations primarily with the proceeds from sales of our convertible preferred stock, convertible notes, and Senior Secured Notes. As of June 30, 2024, we had cash and cash equivalents totaling $9.8 million and an accumulated deficit of $461.9 million. As described above, in the fourth quarter of 2023, we issued and sold $7.0 million in Convertible Notes to the PIPE Subscribers, in addition to the $10.0 million in Convertible Notes issued to Ginkgo in exchange for outstanding Senior Secured Notes as described below.

We will need substantial capital to support our product development and operations. Based upon our current operating plan, we estimate that our cash and cash equivalents as of the date of this filing are insufficient to fund operating, investing, and financing cash flow needs for the following twelve months.

These uncertainties raise substantial doubt regarding our ability to continue as a going concern for a period of twelve months subsequent to the date of this filing. Certain elements of the operating plan to alleviate the conditions that raise substantial doubt, including but not limited to the Company’s ability to achieve its operating cash flow targets and the ability to restructure its current debt, are outside of the Company’s control. Accordingly, we cannot conclude that management’s plans will be effectively implemented within one year. These factors raise substantial doubt about our ability to continue as a going concern for one year following the date of this filing. However, we expect that the proceeds to us from the Business Combination and related transactions (including the sale of Convertible Notes in June 2024 and the sale of PIPE Shares pursuant to the Subscription Agreements) will be sufficient to fund our operating, investing, and financing cash flow needs for the twelve months following the Closing.

Because we are in the growth stage of our business, we plan to make capital expenditures following the Business Combination and related transactions and may incur significant capital expenditures in the future as we expand our research and business. In addition, cash requirements relate primarily to working capital needed to operate and grow our business, including funding operating expenses, growth in working capital requirements to support increased revenue, continued expansion of our markets, continued development and expansion of our products, expanding fermentation capacity with our manufacturing partners, and the possible repayment or refinancing of any long-term debt that may be incurred. Following the Business Combination, we may still require additional capital to respond to technological advancements, competitive dynamics or technologies, customer demands, business opportunities, challenges, acquisitions, or unforeseen circumstances and may determine to engage in equity or debt financings or enter into credit facilities for other reasons. Any equity securities issued subsequent to the Business Combination may provide for rights, preferences or privileges senior to those of holders of common stock in the Post-Combination Company. If we raise funds by issuing debt securities, these debt securities would have rights, preferences, and privileges senior to those of holders of common stock in the Post-Combination Company. The terms of debt securities or borrowings could impose significant restrictions on our operations. Additionally, the credit market and financial services industry have experienced recent periods of volatility and uncertainty that could impact the availability and cost of equity and debt financing. We cannot guarantee that any necessary additional financing will be available on terms favorable to us, or at all. Additionally, even if we raise sufficient capital through additional equity or debt financings, strategic alternatives or otherwise, there can be no assurance that the revenue or capital infusion will be sufficient to enable us to develop our business to a level where it will be profitable or generate positive cash flow. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to grow or support our business and to respond to business challenges could be significantly limited.

Senior Secured Notes

On December 29, 2023, we entered into the Ginkgo Note Purchase Agreement Amendment No. 1 to modify our Senior Secured Notes. Under the terms of the modification, $10.0 million of outstanding principal was exchanged for an equal amount of Convertible Notes with the same terms as the convertible notes issued pursuant to the Note Purchase Agreement entered into by the PIPE Subscribers. The remaining $20.0 million of outstanding principal, $0.1 million of unamortized issuance costs, and accrued interest of $1.7 million related to the outstanding principal, were exchanged for amended senior secured notes with a principal balance of $11.8 million, a nonexclusive right to license Bolt Threads’ intellectual property relating to Mylo, and a reduction of the prepaid balance relating to the 2022 TDA by $5.4 million. The Amended Senior Note increased the interest rate from the Senior Secured Notes from the existing rate of treasury rate plus 6% per annum to a fixed rate of 12% per annum. In addition, the Amended Senior Note extended the maturity date from October 14, 2024 per the Senior Secured Notes to December 31, 2027. We evaluated the Ginkgo Note Purchase Agreement Amendment and determined that it was required to be accounted for as a troubled debt restructuring in accordance with ASC 470-60, Debt — Troubled Debt Restructurings by Debtors. As a result of the IP Transfer, we recognized a gain of $2.5 million in other income (expense), net on the consolidated statement of operations and comprehensive loss during the year ended December 31, 2023. We recorded the Amended Senior Note at its net carrying value, which was calculated by taking the carrying value of the Senior Secured Notes immediately prior to the 2023 Ginkgo Amendment and reducing it by the fair value of assets transferred. The future undiscounted cash payments related to principal and interest exceed the carrying value of the Amended Senior Note upon issuance. Therefore we did not record a gain on the restructuring of the Senior Secured Notes, and fees paid to third parties were expensed as incurred. We calculate and record interest expense on the Amended Senior Note using the effective interest method.

Under the Ginkgo Note Purchase Agreement relating to the Senior Secured Notes, we are required to provide audited financial statements to the lender within a certain time after the end of each fiscal year. We failed to meet that requirement related to the 2022 audited financial statements and as such, Ginkgo had the right to require immediate repayment of the full balance of principal and accrued interest. However, we subsequently received waivers from Ginkgo. Accordingly, we are in compliance with this requirement as of the date of this filing.

On April 3, 2024, we entered into a second amendment to the Ginkgo Note Purchase Agreement. Such amendment provides that (i) cash interest payments due from the date of the amendment until the occurrence of the Business Combination may, at our option, be paid in kind by capitalizing and adding such accrued interest to the principal of the Amended Senior Note and (ii) immediately following the Business Combination, we will prepay $250,000 in aggregate principal amount of the Amended Senior Note for each interest payment that was so paid in kind, in addition to accrued but unpaid interest on the principal amount prepaid. In connection with the closing of the Business Combination, we paid an aggregate amount of $0.5 million.

Cash Flow Summary — Six months ended June 30, 2024 and 2023

The following table summarizes our cash flows for the periods presented:

	Six months ended, June 30,
	2024	2023
	(in thousands)
Cash used in operating activities	$(7,362)	$(22,385)
Cash used in investing activities	(13)	(801)
Cash provided by financing activities	16,300	—
Exchange rate effect on cash, cash equivalents and restricted cash	(47)	(6)
Net increase (decrease) in cash and cash equivalents and restricted cash	8,878	(23,192)

Operating Activities

Net cash used in operating activities was $7.4 million for the six months ended June 30, 2024, a decrease of $15.0 million compared to the six months ended June 30, 2023. The decrease in net cash used in operating activities was primarily attributable to a decrease in operating expenses and non-cash adjustments, being partially offset by the timing of settling receivables and payables in operating activities.

Investing Activities

Net cash used in investing activities was $13 thousand for the six months ended June 30, 2024 and consisted entirely of the purchase of property and equipment. Net cash used in investing activities was $0.8 million for the six months ended June 30, 2023 and consisted of entirely of purchases of property and equipment.

Financing Activities

Net cash provided by financing activities was $16.3 million for the six months ended June 30, 2024 and consisted of $18.7 million proceeds received from Convertible Notes related to PIPE Subscribers, being partially offset by payments totaling $2.4 million of deferred transaction costs. We had no financing activities for the six months ended June 30, 2023.

Cash Flow Summary — Year Ended December 31, 2023 and 2022

The following table summarizes our cash flows for the periods presented:

	Year Ended, December 31,
	2023	2022
	(in thousands)
Cash used in operating activities	$(29,225)	$(55,879)
Cash used in investing activities	(678)	(8,087)
Cash provided by financing activities	5,551	29,827
Exchange rate effect on cash, cash equivalents and restricted cash	12	43
Net decrease in cash and cash equivalents and restricted cash	(24,340)	(34,096)

Operating Activities

Net cash used in operating activities was $29.2 million for the year ended December 31, 2023, a decrease of $26.7 million compared to the year ended December 31, 2022. The decrease in net cash used in operating activities was primarily attributable to the decrease in cash operating expenses and the timing of settling receivables and payables, being partially offset by a higher gross loss.

Investing Activities

Net cash used in investing activities was $0.7 million for the year ended December 31, 2023 and consisted of the purchase of property and equipment, partially offset by proceeds from the sale of property and equipment. Net cash used in investing activities was $8.1 million for the year ended December 31, 2022 and consisted of entirely of purchase of property and equipment.

Financing Activities

Net cash provided by financing activities was $5.6 million for the year ended December 31, 2023 and consisted entirely of proceeds received from Convertible Notes related to PIPE Subscribers. Net cash provided by financing activities was $29.8 million for the year ended December 31, 2022 and consisted of $29.7 million of net proceeds from Senior Secured Notes, $2.8 million of proceeds from the issuance of Series E convertible preferred stock, and $0.2 million of proceeds from the exercise of stock options, partially offset by $2.8 million of debt repayments.

Off-Balance Sheet Arrangements and Contractual Obligations

As of June 30, 2024 and through the date of the Form 8-K, we do not have any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include manufacturing arrangements, leases, and debt arrangements.

Recent Accounting Pronouncements

See Note 3 to audited annual consolidated financial statements for the years ended December 31, 2023 and 2022 in the Proxy Statement/Prospectus and unaudited interim condensed consolidated financial statements for the six months ended June 30, 2024 and 2023 included as Exhibit 99.1 to the Form 8-K for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the dates of the statement of financial position included in this filing.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The preparation of these consolidated financial statements requires management to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs, and expenses, and related disclosure in the notes of the consolidated financial statements. Bolt Threads evaluates its accounting policies, estimates, and judgments on an on-going basis. Management bases its estimates and judgments on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

While the significant accounting policies are described in more detail in Note 3 in the audited annual consolidated financial statements for the years ended December 31, 2023 and 2022 in the Proxy Statement/Prospectus and unaudited interim condensed consolidated financial statements for the six months ended June 30, 2024 and 2023 included as Exhibit 99.1 to the Form 8-K, management believes that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

Our revenue contracts represent a single performance obligation to sell our products to customers. Sales are recorded at the time control of the product is transferred to customers, in an amount that reflects the consideration we expect to be entitled to in exchange for the goods sold. Control is the ability of customers to “direct the use of” and “obtain” the benefit from our products. In evaluating the timing of the transfer of control of products to customers, we consider several control indicators, including significant risks and rewards of products, our right to payment and the legal title of the products. Based on the assessment of control indicators, sales are generally recognized when products are shipped to customers.

Deferred Transaction Costs

Deferred transaction costs consist of direct legal, accounting, filing and other fees and costs directly attributable to the Company’s planned Merger. We capitalized deferred transaction costs prior to the close of the Merger and included within the consolidated balance sheet. The Company will reclassify the deferred transaction costs related to the Merger to additional paid-in capital to offset the proceeds received upon closing of the Merger.

Impairment of Long-lived Assets

We evaluate the recoverability of our long-lived assets, such as property and equipment and operating lease right-of-use assets, for impairment whenever events or circumstances indicate that the carrying amounts of such assets may not be recoverable. In determining the recoverability of the asset value, we perform an analysis at the asset group level, since this is the lowest level of identifiable cash flows, and primarily perform an assessment of historical and projected future cash flows and other relevant factors and circumstances, including changes in the economic environment and future operating plans of the business. The recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to estimated undiscounted future cash flows expected to be generated by the asset group. If the carrying amount of an asset group exceeds its estimated future cash flows, we recognize an impairment loss for the amount by which the carrying amount of the asset group exceeds the fair value of the asset group. Projecting undiscounted future cash flows requires the use of estimates and assumptions that are largely unobservable, and classified as Level 3 inputs in the fair value hierarchy. If actual performance does not align with or exceed such projections, we may be required to recognize impairment charges in futures periods and such charges could be material.

Stock-Based Compensation

We grant restricted stock units (“RSUs”) to employees and non-employee consultants, which vest upon the satisfaction of both the service-based condition or performance milestone-based condition(s) and a liquidity event condition. The fair value of restricted stock units is determined based on our estimated fair value of common stock at the date of grant. As of June 30, 2024, we had not recorded any stock-based compensation expense for the RSUs.

We also grant stock options to employees and non-employees with an exercise price equal to the fair value of the shares at the date of grant. All stock option grants are accounted for using the fair value method and compensation is recognized as the underlying options vest. We use the Black-Scholes option pricing model to determine the fair value of stock option awards. The Black-Scholes model considers several variables and assumptions in estimating the fair value of the stock-based awards. These variables include the fair market value of common stock, stock-price volatility, expected term, expected dividends, risk-free interest rates, and forfeitures.

●	Fair Value of Common Stock — Given the absence of a public trading market, we considered numerous objective and subjective factors to determine the fair market value of common stock. These factors included but were not limited to (i) contemporaneous third-party valuations of common stock; (ii) the rights and preferences of preferred stock relative to common stock; (iii) the lack of marketability of common stock; (iv) developments in the business; and (v) the likelihood of achieving a liquidity event, such as an initial public offering or sale of Bolt Threads, given prevailing market conditions.

In valuing our common stock at various dates, the third-party valuation specialists determined the equity value of our business using a mix of the income and market approaches. The income approach focuses on the income-producing capability of the business, while the market approach measures the value of the business through an analysis of recent sales or offerings of comparable investments.

Application of these approaches involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock. The estimates will not be necessary to determine the fair value of new awards once the underlying shares begin trading.

●	Expected Volatility — Expected volatility is estimated based on historical volatilities of comparable public companies operating in our industry.

●	Expected Term — The expected term of the options represents the period the options are expected to be outstanding and is estimated using the simplified method. We believe it is appropriate to use the simplified method in determining the expected life of options because we do not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term for options.

●	Dividend Yield — We have historically not issued dividends and do not expect to in the future.

●	Risk-free Interest Rate — The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant.

●	Forfeitures — Forfeitures are recognized as they occur.

We use the same inputs to estimate the fair value of awards granted to non-employees.

Following the Business Combination, the Post-Combination Board will determine the fair value of the Post-Combination Company Common Stock based on the closing price on the date of grant, as reported on the principal exchange on which the common stock is listed for trading.

Common Stock Warrants

We account for common stock warrants as equity if the contract requires physical settlement or net physical settlement or if we have the option of physical settlement or net physical settlement and the warrants meet the requirements to be classified as equity. Common stock warrants classified as equity are initially measured at fair value using the Black-Scholes-Merton option-pricing model using various inputs, including our estimates of expected stock price volatility, term, risk-free rate and future dividends, on the issuance date and are not subsequently remeasured.

We account for common stock warrants as a liability if we can be required under any circumstances to settle the warrant by transferring cash or other assets. Common stock warrants classified as liabilities are initially recorded at fair value using the Black-Scholes-Merton option-pricing model on the issuance date and remeasured at fair value each balance sheet date with the offset adjustments recorded in remeasurement of common stock warrant liability within the consolidated statements of operations and comprehensive loss.

Convertible Preferred Stock Warrants

We record convertible preferred stock warrants issued as freestanding warrants as liabilities in the consolidated balance sheets at their estimated fair value at the time of initial recognition based on an option pricing model. Liability-classified warrants are subject to re-measurement at each balance sheet date, and any change in fair value is recognized in the consolidated statements of operations and comprehensive loss. We will continue to remeasure the liability-classified warrants until the earlier of the exercise or expiration, the completion of a deemed liquidation event, the conversion of preferred stock into common stock, or until holders of the preferred stock can no longer trigger a deemed liquidation event. On expiration, the preferred stock warrants will automatically net exercise, unless the warrant holder provides written notice that it does not wish to exercise its warrants. Upon exercise, the related preferred stock warrant liability will be reclassified to preferred stock.

Convertible Notes

Convertible notes are regarded as hybrid instruments, consisting of a liability component and an equity component. We determined that the convertible notes are eligible for the fair value option election in connection with the convertible notes under the Bridge NPA and the Ginkgo NPA Amendment as each instrument met the definition of a “recognized financial liability” which is an acceptable financial instrument eligible for the fair value option under ASC 825-10-15-4 and do not meet the definition of any of the financial instruments found within ASC 825-10-15-5 that are not eligible for the fair value option. At the date of issuance, the fair value for each instrument is derived from the instrument’s implied discount rate at inception. Changes in fair value of the convertible notes are measured through the accompanying consolidated statement of operations and comprehensive loss until settlement.

Share-based Termination Liability

In September 2023, we negotiated a contingent lease termination agreement with our landlord for the Berkeley facility lease. If the Company issues 600,000 shares of the new public company to its landlord after the closing of the merger transaction with Golden Arrow Merger Corp. (“GAMC”), the Berkeley lease facility will be considered terminated as of September 10, 2023 pursuant to the lease termination agreement. Further, in October 2023, we entered into a settlement agreement with one of our suppliers. If the Company pays the supplier $1.0 million and issues 150,000 shares of the new public company to the supplier after the closing of the merger transaction with GAMC, the Supply Agreement will be considered terminated as of July 13, 2023 pursuant to the settlement agreement.

We recorded the contingent issuance of shares as a liability in the consolidated balance sheets at its estimated fair value at the time of initial recognition based on an option pricing model, with changes in fair value recorded through earnings, as the new public company shares are not considered to be indexed to the Company’s own shares at the time the termination occurred.

Emerging Growth Company and Smaller Reporting Company Status

We are an emerging growth company under the JOBS Act. The JOBS Act provides that an emerging growth company can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We expect that we will be an emerging growth company after the Business Combination and will continue not to opt out of the extended transition period.

Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis), or (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period up to December 31, 2026, the last day of our fiscal year following the fifth anniversary of GAMC’s initial public offering, or such earlier time as when (i) our annual gross revenue exceeds $1.235 billion, (ii) we issue more than $1.0 billion of non-convertible debt in any three-year period or (iii) we become a large accelerated filer as defined in Rule 12b-2 under the Exchange Act.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited consolidated financial statements.